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                                                FILED PURSUANT TO RULE 424(B)(4)
                                                      REGISTRATION NO. 333-15395

                           CELLNET DATA SYSTEMS, INC.
                NOTE EXCHANGE PROSPECTUS DATED DECEMBER 30, 1996

    The attached Note Exchange Prospectus of CellNet Data Systems, Inc., a Delaware corporation, reflects the following corrections as compared to the original Note Exchange Prospectus dated December 30, 1996 with respect to the offer to exchange its 13% Senior Discount Notes due June 15, 2005, Series B for any and all of its outstanding 13% Senior Discount Notes due June 15, 2005, Series A.

    1. On the cover (page 1), the second sentence of the heading reads "THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON FEBRUARY 13, 1997, UNLESS EXTENDED."

    2. On the cover (page 1), the first sentence of the second paragraph reads, "The Company will accept for exchange any and all validly tendered Old Notes prior to 5:00 P.M., New York City time, on February 13, 1997, unless extended (the "Expiration Date")."

    3. In "Prospectus Summary--The Exchange Offer" on page 8, the definition of "Expiration Date" reads "5:00 P.M., New York City time, on February 13, 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended."

    4. In "The Exchange Offer--Terms of the Exchange Offer--Expiration Date; Extensions; Amendments" on page 72, the first sentence of the first paragraph reads, "The term "Expiration Date" shall mean February 13, 1997, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended."